UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	May 7, 2007

TOR Minerals International, Inc.
 (Exact Name of Registrant as Specified in Its Charter)

Delaware
 (State or Other Jurisdiction of Incorporation)

0-17321 (Commission File Number)	74-2081929 (IRS Employer Identification No.)
722 Burleson Street Corpus Christi, Texas	78402
(Address of Principal Executive Offices)	(Zip Code)

(361) 883-5591
 (Registrant's Telephone Number, Including Area Code)

N/A
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

___	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 7, 2007, TOR Minerals International, Inc. (the "Company") amended its current loan agreement with Bank of America (the "Bank").  Under the terms of the amendment, the Company entered into a new term loan with the Bank in the amount of $500,000 which is secured by the Company's US property, plant and equipment, as well as inventory and accounts receivable.  Interest, which is a rate equal to the Bank's Prime Rate (currently 8.25%), is due and payable monthly.  The monthly principal and interest payments will commence on June 1, 2007, and will continue through May 1, 2012.  The monthly principal payment is $8,333.33.  The loan proceeds will be used for working capital.

In addition, the amendment changed the existing covenant requiring the Company to maintain a positive net income after tax on a rolling four quarter basis to the following:  "Beginning January 1, 2007, Borrower agrees that it will maintain a positive net income after taxes, on a consolidated basis, including foreign subsidiaries and properties and excluding only events resulting from required changes in GAAP accounting treatment of intangibles or similar events beyond the control of the Borrower, when determined for the following periods:  (i) the three-month period ending March 31, 2007; (ii) the six-month period ending June 30, 2007; (iii) the nine-month period ending September 30, 2007, and (iv) the twelve-month period ending December 31, 2007, and as of each March 31, June 30, September 30, and December 31, thereafter, for the preceding twelve-month period ended on such date."

ITEM 2.03             CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

See our discussion in Item 1.01 with respect to the Company's amended loan agreement with Bank of America.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
Exhibit Number Description 10.1 Fourth Amendment to Second Amended and Restated Loan Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: May 8, 2007	/s/ STEVEN H. PARKER
Steven H. Parker Treasurer and CFO

EXHIBIT INDEX

Exhibit No.	Description
10.1	Fourth Amendment to Second Amended and Restated Loan Agreement